Exhibit 99.1
Veradermics Reports Third Quarter 2026 Financial Results and Highlights Recent Corporate and Clinical Progress

Positive topline results from Phase 3 Study ‘304’ and positive 12-month data from Phase 2/3 Study ‘302’ position VDPHL01 to potentially become the first oral treatment to receive FDA approval for pattern hair loss in nearly 30 years
Company remains on track to deliver topline data from Phase 2/3 Study ‘306’ evaluating VDPHL01 in female pattern hair loss in 1H27
Positive topline results from open-label Phase 2 Study ‘207’ evaluating VDPHL01 in female pattern hair loss demonstrated rapid onset and consistent hair growth in first ever positive Phase 2 trial for an oral treatment for female pattern hair loss in the U.S.
Cash, cash equivalents and marketable securities of $798.4 million as of September 30, 2026, expected to fund operations into 2030 through multiple Phase 3 readouts and potential commercial launch of VDPHL01
NEW HAVEN, Conn.--(BUSINESS WIRE)— Nov. 10, 2026 - Veradermics, Incorporated (NYSE: MANE), a dermatologist-founded, late-stage biopharmaceutical company focused on developing innovative therapeutics for pattern hair loss, today reported financial results for the third quarter ended September 30, 2026, and highlighted recent corporate and clinical progress.
“This has been a defining year for Veradermics as we advanced the development of VDPHL01 as a potential treatment for pattern hair loss in both men and women. In men, we reported topline results from two positive registration-directed trials, Studies ‘302’ and ‘304’, which collectively enrolled more than 1,000 male participants and demonstrated early, consistent, and robust hair growth. We also announced positive topline results from Study ‘302’ Part B, which demonstrated a favorable safety and tolerability profile and achieved deepened or maintained hair growth at 12 months. VDPHL01 was generally well tolerated in both studies, with no treatment-related serious adverse events and no adverse events of special interest of cardiac origin observed. In women, we reported positive Phase 2 results in the open-label Study ‘207,’ and completed enrollment in the registration-directed Phase 2/3 Study ‘306,’ with topline data on track for the first half of 2027,” said Reid Waldman, M.D., Chief Executive Officer of Veradermics. “These accomplishments bring us closer to addressing a significant unmet need in pattern hair loss for both men and women. We remain well capitalized to continue the development of VDPHL01

Exhibit 99.1
and advance preparations for a potential commercial launch, with the goal of establishing VDPHL01, if approved, as a foundational treatment for pattern hair loss.”
Recent Business Highlights and Upcoming Milestones
VDPHL01 Registrational Program for Men and Women with Pattern Hair Loss
•Positive Topline Results from 12-Month Data of Phase 2/3 Study ‘302’: In November 2026, Veradermics announced positive topline results from its Phase 2/3 trial, Study ‘302’, evaluating 12-month long-term safety and efficacy of VDPHL01 in males with mild-to-moderate pattern hair loss.

Among participants in the VDPHL01 continued group who received VDPHL01 8.5 mg twice (BID) or once (QD) daily for twelve months, participants achieved a mean increase in non-vellus target area hair count (TAHC) of 43.9 hairs/cm² (BID) and 29.7 hairs/cm² (QD) at Month 12. At Month 12 of treatment with VDPHL01, 89.1% of continued group participants in the BID dose arm and 79.8% of participants in the QD dose arm reported visible improvement in hair coverage on the Androgenetic Alopecia Impact Rating Scale (AAIRS). Additionally, 68.0% of participants in the BID dose arm and 48.4% of participants in the QD dose arm achieved ‘improved’ or ‘much improved’ hair coverage on the AAIRS. Treatment in the VDPHL01 continued group was generally well tolerated through Month 12 with an overall safety profile consistent with Part A of Study ‘302’ and Study ‘304’. No treatment-related serious adverse events (SAEs), no adverse events of special interest (AESIs) of cardiac origin, and no new safety signals were observed in the study. No treatment-emergent adverse events (TEAEs) leading to study discontinuation were observed between Month 6 and Month 12 in the VDPHL01 continued group.

Participants in the BID and QD placebo crossed treatment arms had an increase in non-vellus hair count of 32.1 hairs/cm² and 24.5 hairs/cm², respectively. Visible improvements in hair coverage for participants in the placebo crossed group were reported by 82.0% of participants in the BID dose arm and 73.2% of participants in the QD dose arm on the AAIRS. Additionally, 60.7% of participants in the BID dose arm and 42.9% of participants in the QD dose arm achieved ‘improved’ or ‘much improved’ hair coverage on the outcome. Treatment in the placebo crossed group was generally well tolerated with a safety profile comparable to those observed in the VDPHL01 continued group.

•Positive Topline Results from Phase 3 Study ‘304’ in Male Pattern Hair Loss: In October 2026, Veradermics announced positive topline results from Part A of its Phase 3 trial evaluating the safety and efficacy of VDPHL01 in males with mild-to-moderate pattern hair loss. The trial met all primary and secondary endpoints with high statistical significance, defined by rapid onset of activity, consistent response across patients, and robust increases in hair count while being generally well tolerated with no treatment-

Exhibit 99.1
related SAEs and no AESIs of cardiac origin. Among participants who received VDPHL01 8.5 mg QD or BID daily for six months, VDPHL01 participants achieved a mean increase in non-vellus TAHC of 36.4 hairs/cm² (BID) and 28.6 hairs/cm² (QD) at Month 6, and 68.7% (BID) and 55.7% (QD) of participants achieved ‘improved’ or ‘much improved’ hair coverage on the AAIRS at Month 6. No treatment-related SAEs and no AESIs of cardiac origin were observed.

•Positive Topline Female Results from Phase 2 Study ‘207’ and Enrollment Complete for Study ‘306’ in Females with Pattern Hair Loss: In July 2026, Veradermics announced positive topline results from its open-label Phase 2 clinical trial Study ‘207’ evaluating VDPHL01 in women with mild-to-moderate pattern hair loss. Among participants who received VDPHL01 4.5 mg once or twice daily for six months, VDPHL01 demonstrated rapid onset of activity, consistent response across participants, and increases in hair count while being generally well tolerated. In August 2026 Veradermics announced completion of enrollment of Study ‘306’, the first registration-directed trial evaluating an oral therapy specifically for women with pattern hair loss in the United States. The Company expects to report topline data in the first half of 2027.
Third Quarter 2026 Financial Results
•Cash Position: Cash, cash equivalents, and marketable securities totaled $798.4 million as of September 30, 2026.
•R&D Expenses: Research and development (R&D) expenses were $16.1 million for the quarter ended September 30, 2026, as compared with $18.1 million for the quarter ended September 30, 2025. The decrease in R&D expenses of $2.0 million was primarily due to decreases in clinical development and other development expenses of VDPHL01 partially offset by an increase in payroll and personnel-related costs, including an increase in stock-based compensation of $0.8 million, as compared to the same period in the prior year.
•G&A Expenses: General and administrative (G&A) expenses were $12.7 million for the quarter ended September 30, 2026 as compared with $2.3 million for the quarter ended September 30, 2025. The increase in G&A expenses of $10.5 million was primarily due to an increase in payroll and personnel-related costs, including an increase of $3.1 million in stock-based compensation. G&A expenses also increased due to additional commercial readiness costs and other professional fees, as compared to the same period in the prior year.
•Net Loss: Net loss was $21.0 million for the third quarter of 2026, as compared to a net loss of $20.1 million for the third quarter of 2025.

Exhibit 99.1
About VDPHL01
VDPHL01 (extended-release minoxidil tablet) is a proprietary investigational, oral non-hormonal drug in Phase 3 development for pattern hair loss in both women and men. VDPHL01 leverages extended-release technology to deliver a minoxidil product with the potential for improved efficacy and safety. The proprietary extended-release formulation utilizes a gel matrix designed to deliver long-lasting, steady release of minoxidil for sustained absorption. VDPHL01 has been shown to avoid the high peak concentrations of immediate-release oral minoxidil, while extending time above the minimum hair growth threshold to increase time for hair to grow. If approved, VDPHL01 would be the only FDA-approved oral non-hormonal treatment for pattern hair loss in both male and female patients. VDPHL01 is protected by a broad library of patents and patent applications related to the key innovations of VDPHL01. The earliest expiring patent term is 2043.
About Veradermics, Inc.
Veradermics is a dermatologist-founded, late clinical-stage biopharmaceutical company focused on developing innovative therapeutics for pattern hair loss. Veradermics aims to develop a focused portfolio of aesthetic dermatology product candidates targeting high-prevalence dermatologic conditions, with potential selective development of medical dermatology product candidates. Its lead program, VDPHL01, is being developed as an oral, non-hormonal treatment for men and women with pattern hair loss, to reduce the barriers to wide adoption of chronic hair loss therapy and potentially transform pattern hair loss treatment. VDPHL01 is an oral, extended-release proprietary formulation of minoxidil, a proven hair growth agent, designed to maximize minoxidil’s impact on hair restoration while minimizing the risk of cardiac activity. For additional information, visit www.veradermics.com and follow us on LinkedIn and Instagram.
Forward-Looking Statements
This press release contains forward-looking statements, which involve risks, uncertainties and contingencies, many of which are beyond the control of Veradermics, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements other than statements of historical facts contained in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements regarding the perceived efficacy of VDPHL01; the timing of reporting additional clinical results, including anticipated data from Study ‘306’; the clinical profile of VDPHL01, including its safety profile; VDPHL01’s potential to become the first FDA-approved oral treatment for pattern hair loss; our anticipated cash runway into 2030 and whether our current cash-on-hand will be sufficient to fund operations through multiple Phase 3 readouts and potential commercial launch of VDPHL01; and the scope

Exhibit 99.1
and duration of patent protection for VDPHL01. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements, including: Veradermics’ limited operating history with no products approved for commercial sale; Veradermics’ incurrence of substantial losses since its inception, anticipation of incurring substantial and increasing losses for the foreseeable future and need for substantial additional financing to achieve its goals; Veradermics’ anticipation that its success will depend on the approval and successful commercialization of VDPHL01, which is its lead product candidate, and if Veradermics is unable to obtain regulatory approval for, and successfully commercialize, VDPHL01, or any other current or future product candidates, or experience significant delays in doing so, its business will be materially harmed; the risk that adverse events or undesirable side effects are caused by Veradermics’ product candidates; competition from other companies; and other risks and uncertainties identified in the “Risk Factors” section of Veradermics’ Annual Report on Form 10-K for the period ended December 31, 2025 and of Veradermics’ Quarterly Report on Form 10-Q for the period ended June 30, 2026, and subsequent filings with the U.S. Securities and Exchange Commission. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual future results, levels of activity, performance and events and circumstances could differ materially from those projected in the forward-looking statements. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond Veradermics’ control, these forward-looking statements should not be relied upon as guarantees of future events. Moreover, Veradermics operates in an evolving environment. New risks and uncertainties may emerge from time to time, and management cannot predict all risks and uncertainties. These forward-looking statements speak only as of the date of this press release, and Veradermics undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
Contacts
Media:
Catherine Collier Kyroulis
Media@veradermics.com
(917) 886-5586

Investors:
Investors@veradermics.com

Exhibit 99.1
VERADERMICS, INC.

Condensed Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Operating expenses:
Research and development	$16,075	$18,097	$55,607	$43,873
General and administrative	12,704	2,251	32,587	5,463
Total operating expenses	28,779	20,348	88,194	49,336
Loss from operations	(28,779)	(20,348)	(88,194)	(49,336)
Other income:
Interest income	5,096	71	12,415	656
Other income	2,684	174	4,046	532
Total other income	7,780	245	16,461	1,188
Loss before income taxes	(20,999)	(20,103)	(71,733)	(48,148)
Income tax benefit	—	—	—	—
Net loss	$(20,999)	$(20,103)	$(71,733)	$(48,148)

Exhibit 99.1

VERADERMICS, INC.

Condensed Balance Sheets
(Unaudited)

	As of September 30,	As of December 31,
(in thousands)	2026	2025
Cash, cash equivalents, and marketable securities	$798,350	$141,862
Total assets	807,215	152,619
Total liabilities	10,744	9,156
Total stockholders' equity and redeemable convertible preferred stock	796,471	143,463